Exhibit 99.1

Bluerock Acquisition Corp. II Announces Pricing of $150 Million Initial Public Offering

September 24, 2026 / Bluerock Acquisition Corp. II Press Release

NEW YORK, NY (September 24, 2026) - Bluerock Acquisition Corp. II (the “Company”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Global Market “Nasdaq”) and are expected to trade under the ticker symbol “BRRKU” beginning on September 25, 2026. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “BRRK” and “BRRKW,” respectively. The offering is expected to close on September 28, 2026.

Bluerock Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination in any business or industry.

BTIG, LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over- allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 24, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from BTIG, LLC, 65 East 55th Street, New York, NY 10022, by email at: ProspectusDelivery@btig.com, or by visiting the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

INVESTOR CONTACT

Harrison Seideman

spac@bluerock.com

MEDIA CONTACT

Carly Hampton

champton@bluerock.com